Exhibit 2.12

EXECUTION VERSION

MELCO CROWN ENTERTAINMENT LIMITED

AND

DB TRUSTEES (HONG KONG) LIMITED

AND

DEUTSCHE BANK AG, HONG KONG BRANCH

PAYING AGENCY AGREEMENT

RMB2,300,000,000 3.75%

BONDS DUE 2013

THIS AGREEMENT is made on May 9, 2011

BETWEEN

(1)	MELCO CROWN ENTERTAINMENT LIMITED (the “Issuer”);

(2)	DEUTSCHE BANK AG, HONG KONG BRANCH as the lodging agent with the CMU (the “CMU Lodging Agent”);

(3)	DEUTSCHE BANK AG, HONG KONG BRANCH in its capacity as principal paying agent (the “Principal Paying Agent”); and

(4)	DB TRUSTEES (HONG KONG) LIMITED as trustee (the “Trustee”, which expression includes any other trustee for the time being of the Trust Deed referred to below).

WHEREAS

(A)	The Issuer, an exempted company with limited liability incorporated under the laws of the Cayman Islands, has authorised the creation and issue of RMB2,300,000,000 in aggregate principal amount of 3.75% bonds due 2013 (the “Bonds”).

(B)	The Bonds will be subject to, and have the benefit of, a trust deed dated May 9, 2011 (as amended or supplemented from time to time, the “Trust Deed”) and made between the Issuer and the Trustee.

(C)	The Bonds will be in bearer form and in the denomination of RMB250,000 and integral multiples of RMB10,000 in excess thereof. The Bonds will be in the form of a global bond as set out in Schedule 1 of the Trust Deed (the “Permanent Global Bond”), which will be exchangeable for bonds in definitive form (“Definitive Bonds”), in the circumstances specified in the Permanent Global Bond.

(D)	The Issuer, the Paying Agents, the CMU Lodging Agent and the Trustee wish to record certain arrangements which they have made in relation to the Bonds.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions

In this Agreement the following expressions have the following meanings:

“Accountholders” means the holder of any account with CMU which has for the time being credited to its securities account with CMU a credit entry or entries in respect of the Permanent Global Bond;

“Agents” means the CMU Lodging Agent and the Paying Agents and “Agent” means any one of the Agents;

“Bondholders” means the holders of the Bonds for the time being;

“CMU” means the Central Moneymarkets Unit service operated by the Hong Kong Monetary Authority;

“CMU Instrument Position Report” shall have the meaning specified in the CMU Rules;

“CMU Manual” means the reference manual relating to the operation of the CMU issued by the HKMA to CMU Members, as amended from time to time;

“CMU Member” means any member of the CMU;

“CMU Rules” means all requirements of the CMU for the time being applicable to a CMU Member and includes:

(a)	all the obligations for the time being applicable to a CMU Member under or by virtue of its membership agreement with the CMU and the CMU Manual;

(b)	all the operating procedures as set out in the CMU Manual for the time being in force in so far as such procedures are applicable to a CMU Member; and

(c)	any directions for the time being in force and applicable to a CMU Member given by the HKMA through any operational circulars or pursuant to any provision of its membership agreement with the HKMA or the CMU Manual;

“Conditions” means the Terms and Conditions of the Bonds (as scheduled to the Trust Deed and as modified from time to time in accordance with their terms), and any reference to a numbered “Condition” is to the correspondingly numbered provision thereof;

“HKMA” means the Hong Kong Monetary Authority;

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China;

“Issue Date” means on or about May 9, 2011;

“Local Banking Day” means a day (other than a Saturday or a Sunday) on which (i) if the Bonds are lodged with the CMU, the CMU is operating and (ii) commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits such as settling RMB payments) in the city in which the Principal Paying Agent has its Specified Office;

“Local Time” means the time in the city in which the Principal Paying Agent has its Specified Office;

“Paying Agents” means the Principal Paying Agent and any additional or successor paying agent appointed in accordance with this agreement and “Paying Agent” means any one of the Paying Agents;

“PRC” or “China” means the People’s Republic of China excluding Hong Kong, Macau and Taiwan;

“Principal Paying Agent” includes any successors thereto appointed from time to time in accordance with Clause 13 (Changes in Agents);

“Put Exercise Notice” means a notice of exercise relating to the put option contained in Condition 5(d) (Redemption for Change of Control), substantially in the form set out in Schedule 2 (Form of Put Exercise Notice) or such other form as may from time to time be agreed between the Issuer, the Principal Paying Agent and the Trustee and distributed to each Paying Agent;

“Replacement Agent” means the Principal Paying Agent and the Paying Agent having its Specified Office in Hong Kong;

“Required Paying Agent” means any Paying Agent (which may be the Principal Paying Agent) which is the sole remaining Paying Agent with its Specified Office in any city where a stock exchange on which the Bonds are listed requires there to be a Paying Agent;

“RMB” and “Renminbi” denote the lawful currency for the time being of the PRC;

“RTGS System” means the real time gross settlement system operated in Hong Kong by Hong Kong Interbank Clearing Limited; and

“Specified Office” means, in relation to any Agent:

(a)	the office specified against its name in Schedule 1 (Specified Offices of the Agents); or

such other office as such Agent may specify in accordance with Clause 13.8 (Changes in Specified Offices).

1.2	Clauses and Schedules

Any reference in this Agreement to a Clause or a sub-clause or a Schedule is, unless otherwise stated, to a clause or a sub-clause hereof or a schedule hereto.

1.3	Principal and interest

In this Agreement, any reference to principal or interest includes any additional amounts payable in relation thereto under the Conditions.

1.4	Terms defined in the Conditions and the Trust Deed

Terms and expressions used but not defined herein have the respective meanings given to them in the Conditions and the Trust Deed.

1.5	Statutes

Any reference in this Agreement to any legislation (whether primary legislation or regulations or other subsidiary legislation made pursuant to primary legislation) shall be construed as a reference to such statute, provision, statutory instrument, order or regulation as the same may have been, or may from time to time be, amended or re-enacted.

1.6	Headings

Headings and sub-headings are for ease of reference only and shall not affect the construction of this Agreement.

2.	APPOINTMENT OF THE AGENTS

2.1	Appointment

Each of the Issuer and, for the purposes of Clause 8 (Agents to act for Trustee) only, the Trustee appoints each Agent as its agent in relation to the Bonds for the purposes specified in this Agreement and in the Conditions.

2.2	Acceptance of appointment

Each Agent accepts its appointment as agent of the Issuer and, in respect of Clause 8 (Agents to act for Trustee) only, the Trustee in relation to the Bonds and agrees to comply with the provisions of this Agreement. The obligations of the Agents are several and not joint.

3.	THE BONDS

3.1	Permanent Global Bonds

The Bonds will initially be represented by a Permanent Global Bond without Coupons. The Permanent Global Bond will be exchangeable for Definitive Bonds in the limited circumstances set out in the Permanent Global Bond. Immediately before issue, the Issuer shall deliver to the Principal Paying Agent, and the Principal Paying Agent (or its agent on its behalf) shall authenticate, the duly executed Permanent Global Bond. The Principal Paying Agent shall then, acting as the lodging agent of the Issuer, lodge the Permanent Global Bond to the order of the Issuer with a sub-custodian for the HKMA as operator of the CMU Service and shall arrange for interests in the Permanent Global Bond for the Bonds to be credited to accounts maintained by the initial purchasers of those interests in accordance with their instructions.

3.2	Signature

The Permanent Global Bond shall be executed manually or in facsimile by or on behalf of the Issuer. If the Permanent Global Bond is executed in facsimile by or on behalf of the Issuer, the Issuer shall deliver or procure the delivery of the original duly executed Permanent Global Bond to the CMU Lodging Agent not later than 11:00 a.m. (Local time) on the Local Banking Day prior to the Issue Date.

3.3	The Definitive Bonds

The Definitive Bonds and the Coupons will be security printed in accordance with applicable legal requirements substantially in the forms set out in Schedule 2 to the Trust Deed.

3.4	Availability

If the Issuer is required to deliver Definitive Bonds pursuant to the terms of the Permanent Global Bond, the Issuer shall arrange for the delivery of Definitive Bonds in an aggregate principal amount equal to the outstanding principal amount of the Permanent Global Bond or such lesser interest in the Permanent Global Bond which is to be exchanged to or to the order of the Principal Paying Agent as soon as practicable and in any event not later than 30 days after the occurrence of the relevant Exchange Event as defined in the Permanent Global Bond. The Issuer shall also arrange for such unauthenticated Permanent Global Bond, Definitive Bonds and Coupons as are required to enable the Replacement Agent to perform its obligations under Clause 5 (Replacement Bonds and Coupons) to be made available to or to the order of the Replacement Agent from time to time.

3.5	Duties of Principal Paying Agent and Replacement Agent

Each of the Principal Paying Agent and the Replacement Agent shall hold in safe custody the unauthenticated Permanent Global Bond and all unauthenticated Definitive Bonds delivered to it in accordance with Clause 3.4 (Availability) and shall ensure that they are authenticated (in the case of a Permanent Global Bond and Definitive Bonds) and delivered only in accordance with the terms hereof, of the Conditions and of the Permanent Global Bond.

3.6	Authority to authenticate

Each of the Principal Paying Agent, the CMU Lodging Agent and the Replacement Agent is authorised by the Issuer to authenticate the Permanent Global Bond, any replacement therefor and each Definitive Bond by the signature of any of its officers or any other person duly authorised for the purpose by the CMU Lodging Agent, the Principal Paying Agent or (as the case may be) the Replacement Agent.

4.	DELIVERY OF DEFINITIVE BONDS

4.1	Delivery of Definitive Bonds

Subject to receipt by the Principal Paying Agent of Definitive Bonds in accordance with Clause 3.4 (Availability), the Principal Paying Agent shall, against presentation or (as the case may be) surrender to it or to its order of the Permanent Global Bond and in accordance with the terms thereof, authenticate and deliver Definitive Bonds in the required aggregate principal amount to the bearer of the Permanent Global Bond; provided, however, that each Definitive Bond shall at the time of its delivery have attached thereto only such Coupons as shall ensure that neither loss nor gain accrues to the bearer thereof.

4.2	Exchange of Permanent Global Bond for Definitive Bonds

On each occasion on which Definitive Bonds are delivered in exchange for the Permanent Global Bond, the Principal Paying Agent shall procure that there is noted in the schedule to the Permanent Global Bond the aggregate principal amount of Definitive Bonds so delivered (the “relevant principal amount”) and the remaining principal amount of the Permanent Global Bond (which shall be the previous principal amount thereof less the relevant principal amount) and shall procure the signature of such notation on its behalf. The Principal Paying Agent shall cancel or procure the cancellation of the Permanent Global Bond when and if it has made full exchange thereof for Definitive Bonds.

5.	REPLACEMENT BONDS AND COUPONS

5.1	Delivery of Replacements

Subject to receipt of sufficient replacement Permanent Global Bond, Definitive Bonds and Coupons in accordance with Clause 3.4 (Availability), the Replacement Agent shall, upon and in accordance with the instructions of the Issuer (which instructions may, without limitation, include terms as to the payment of expenses and as to evidence, security and indemnity), authenticate (if necessary) and deliver a Permanent Global Bond, Definitive Bond or Coupon as a replacement for any Permanent Global Bond, Definitive Bond or Coupon which has been mutilated or defaced or which is alleged to have been destroyed, stolen or lost; provided, however, that the Replacement Agent shall not deliver any Permanent Global Bond, Definitive Bond or Coupon as a replacement for any Permanent Global Bond, Definitive Bond or Coupon which has been mutilated or defaced otherwise than against surrender of the same and shall not issue any replacement Permanent Global Bond, Definitive Bond or Coupon until the applicant has furnished the Replacement Agent with such evidence and indemnity as the Issuer and/or the Replacement Agent may reasonably require and has paid such costs and expenses as may be incurred in connection with such replacement.

5.2	Replacements to be numbered

Each replacement Permanent Global Bond, Definitive Bond or Coupon delivered under this Agreement shall bear a unique certificate or (as the case may be) serial number.

5.3	Cancellation of mutilated or defaced Bonds

The Replacement Agent shall cancel each mutilated or defaced Permanent Global Bond, Definitive Bond or Coupon surrendered to it in respect of which a replacement has been delivered.

5.4	Notification

The Replacement Agent shall notify the Issuer, each other Paying Agent and the Trustee of the delivery by it of any replacement Permanent Global Bond, Definitive Bond or Coupon, specifying the certificate or serial number thereof and the certificate or serial number (if any and if known) of the Permanent Global Bond, Definitive Bond or Coupon which it replaces and confirming that the Permanent Global Bond, Definitive Bond or Coupon which it replaces has been cancelled and (if such is the case) destroyed in accordance with Clause 10.7 (Destruction).

5.5	Presentation of replaced Bond or Coupon

If a Bond or Coupon which has been replaced is presented to a Paying Agent for payment, that Paying Agent shall forthwith inform the Principal Paying Agent, which shall inform the Issuer.

6.	PAYMENTS TO THE PRINCIPAL PAYING AGENT

6.1	Issuer to pay Principal Paying Agent

In order to provide for the payment of principal and interest in respect of the Bonds as the same becomes due and payable, the Issuer shall pay to the Principal Paying Agent, on the date on which such payment becomes due, an amount equal to the amount of principal and/or (as the case may be) interest falling due in respect of the Bonds on such date.

6.2	Manner and time of payment

Each amount payable under Clause 6.1 (Issuer to pay Principal Paying Agent) shall be paid unconditionally by credit transfer in Renminbi and in same day, freely transferable, cleared funds through the RTGS System not later than 2.00 p.m. (Local Time) one Local Banking Day prior to each payment day to such account with such bank in Hong Kong as the Principal Paying Agent may from time to time by notice to the Issuer (with a copy to the Trustee) specify for such purpose. The Issuer shall, before 10.00 a.m. (Local Time) on the second Local Banking Day before the due date of each payment by it under Clause 6.1 (Issuer to pay Principal Paying Agent), deliver by fax or e-mail its irrevocable confirmation (by authenticated SWIFT message) of its intention to make such payment to the Principal Paying Agent.

All payments made by the Issuer under this Agreement shall be made free of any withholding, except as may be required by law in which case, the Issuer shall where required by the Conditions gross up any such payment by the corresponding amount required.

6.3	In Clauses 6.1 and 6.2, the date on which a payment in respect of the Bonds becomes due means the first date on which the holder of the Bonds or Coupons could claim the relevant payment by transfer to an account under the Conditions, but disregarding the necessity for it to be a Business Day in any particular place of presentation.

6.4	Payments on Permanent Global Bonds

For so long as the Permanent Global Bond is lodged with the CMU:

6.4.1	the Paying Agents shall pay any amounts of principal and interest due on the Permanent Global Bond to the person(s) notified by the CMU to the Principal Paying Agent (and confirmed by the Principal Paying Agent to the Paying Agents) as being the person(s) in whose account(s) interest(s) in the Global Bond is credited and the Principal Paying Agent shall not endorse the Permanent Global Bond; and

6.4.2	the records of the CMU shall be conclusive evidence of the identity of the persons to whom accounts interests in the Global Bond are credited and the principal amount(s) of the interest(s) and of the Bonds represented by the Permanent Global Bond. Save in the case of manifest error, the Principal Paying Agent shall be entitled to rely on any CMU Instrument Position Report (as defined in the CMU Rules) or any other statement by the CMU of the identities and interests of persons credited with interests in the Permanent Global Bond.

If, and for so long as, the Permanent Global Bond is not lodged with CMU, the Principal Paying Agent and the other Paying Agents shall make all payments in respect of the Permanent Global Bond against presentation (and, in the case of its redemption in full, surrender) of the Permanent Global Bond and (unless the Permanent Global Bond is surrendered) shall on behalf of the Issuer endorse, or procure the endorsement of, a memorandum of each such payment in the relevant schedule to the Permanent Global Bond and return it, or cause it to be returned, to its bearer.

6.5	Exclusion of liens and interest

The Principal Paying Agent shall be entitled to deal with each amount paid to it under this Clause 6 (Payments to the Principal Paying Agent) in the same manner as other amounts paid to it as a banker by its customers; provided, however, that:

6.5.1	it shall not exercise against the Issuer any lien, right of set-off or similar claim in respect thereof; and

6.5.2	it shall not be liable to any person for interest thereon.

6.6	Application by Principal Paying Agent

The Principal Paying Agent shall apply each amount paid to it hereunder in accordance with Clause 7 (Payments to Bondholders) and shall not be obliged to repay any such amount unless the claim for the relevant payment becomes void under Condition 9 (Prescription), in which event it shall forthwith refund to the Issuer such portion of such amount as relates to such payment by paying the same by credit transfer in Renminbi to such account with such bank in Hong Kong as the Issuer has by notice to the Principal Paying Agent specified for the purpose.

6.7	Failure to receive payment

If the Principal Paying Agent has not received payment under Clause 6.1 (Issuer to pay Principal Paying Agent), it shall forthwith notify the Issuer, the Trustee and the other Paying Agents. If the Principal Paying Agent subsequently receives such payment, it shall forthwith notify the Issuer, the Trustee and the other Paying Agents.

6.8	Moneys held by Principal Paying Agent

The Principal Paying Agent may deal with moneys paid to it under this Agreement in the same manner as other moneys paid to it as a banker by its customers except that (1) it may not exercise any lien, right of set-off or similar claim in respect of them and (2) it shall not be liable to anyone for interest on any sums held by it under this Agreement.

7.	PAYMENTS TO BONDHOLDERS

7.1	Payments by Paying Agents

Each Paying Agent acting through its Specified Office shall make payments of principal and interest in respect of the Bonds in accordance with the Conditions (and, in the case of the Permanent Global Bond, the terms thereof); provided, however, that:

7.1.1	if any Definitive Bond or Coupon is presented or surrendered for payment to any Paying Agent and such Paying Agent has delivered a replacement therefor or has been notified that the same has been replaced, such Paying Agent shall forthwith notify the Issuer of such presentation or surrender and shall not make payment against the same until it is so instructed by the Issuer and has received the amount to be so paid;

7.1.2	a Paying Agent shall not be obliged (but shall be entitled) to make payments of principal or interest in respect of the Bonds, if:

(a)	in the case of the Principal Paying Agent, it has not received the full amount of any payment due to it under Clause 6.1 (Issuer to pay Principal Paying Agent); or

(b)	in the case of any other Paying Agent:

(i)	it has been notified in accordance with Clause 6.7 (Failure to receive payment) that the relevant payment has not been received, unless it is subsequently notified that such payment has been received; or

(ii)	it is not able to establish that the Principal Paying Agent has received (whether or not at the due time) the full amount of any payment due to it under Clause 6.1 (Issuer to pay Principal Paying Agent);

7.1.3	each Paying Agent shall cancel each Definitive Bond or Coupon against surrender of which it has made full payment and shall, in the case of a Paying Agent other than the Principal Paying Agent, deliver each Definitive Bond or Coupon so cancelled by it to, or to the order of, the Principal Paying Agent;

7.1.4	in the case of payment of principal or interest against presentation of the Permanent Global Bond, the relevant Paying Agent shall procure that there is noted in the schedule to the Permanent Global Bond the amount of such payment and, in the case of payment of principal, the remaining principal amount of the Permanent Global Bond (which shall be the previous principal amount thereof less the amount of principal then paid) and shall procure the signature of such notation on its behalf; and

7.1.5	notwithstanding any other provision of this Agreement, each Paying Agent shall be entitled to make a deduction or withholding from any payment which it makes under this Agreement for or on account of any present or future taxes, duties or charges if and to the extent so required by applicable law, in which event such Paying Agent shall make such payment after such withholding or deduction has been made and shall account to the relevant authorities for the amount so withheld or deducted.

7.2	Exclusion of liens and commissions

No Paying Agent shall exercise any lien, right of set-off or similar claim against any person to whom it makes any payment under Clause 7.1 (Payments by Paying Agents) in respect thereof, nor shall any commission or expense be charged by it to any such person in respect thereof.

7.3	Reimbursement by Principal Paying Agent

If a Paying Agent other than the Principal Paying Agent makes any payment in accordance with Clause 7.1 (Payments by Paying Agents):

7.3.1	it shall notify the Principal Paying Agent of the amount so paid by it, the certificate or serial number (if any) of the Permanent Global Bond or Definitive Bond against presentation or surrender of which payment of principal was made, or of the Permanent Global Bond, Definitive Bond or Coupon against presentation or surrender of which payment of interest was made, and the number of Coupons by maturity against presentation or surrender of which payment of interest was made; and

7.3.2	subject to and to the extent of compliance by the Issuer with Clause 6.1 (Issuer to pay Principal Paying Agent) (whether or not at the due time), the Principal Paying Agent shall pay to such Paying Agent out of the funds received by it under Clause 6.1 (Issuer to pay Principal Paying Agent), by credit transfer in Renminbi and in same day, freely transferable, cleared funds to such account with such bank in Hong Kong as such Paying Agent has by notice to the Principal Paying Agent specified for the purpose, an amount equal to the amount so paid by such Paying Agent.

7.4	Appropriation by Principal Paying Agent

If the Principal Paying Agent makes any payment in accordance with Clause 7.1 (Payments by Paying Agents), it shall be entitled to appropriate for its own account out of the funds received by it under Clause 6.1 (Issuer to pay Principal Paying Agent) an amount equal to the amount so paid by it.

7.5	Reimbursement by Issuer

Subject to sub-clauses 7.1.1 and 7.1.2 of Clause 7.1 (Payments by Paying Agents), if a Paying Agent makes a payment in respect of Bonds on or after the due date for such payment under the Conditions at a time at which the Principal Paying Agent has not received the full amount of the relevant payment due to it under Clause 6.1 (Issuer to pay Principal Paying Agent) and the Principal Paying Agent is not able out of funds received by it under Clause 6.1 (Issuer to pay Principal Paying Agent) to reimburse such Paying Agent therefor (whether by payment under Clause 7.3 (Reimbursement by Principal Paying Agent) or appropriation under Clause 7.4 (Appropriation by the Principal Paying Agent), the Issuer shall from time to time on demand pay to the Principal Paying Agent for account of such Paying Agent:

7.5.1	the amount so paid out by such Paying Agent and not so reimbursed to it; and

7.5.2	interest on such amount from the date on which such Paying Agent made such payment until the date of reimbursement of such amount;

provided, however, that any payment made under sub-clause 7.5.1 above shall satisfy pro tanto the obligations of the Issuer under Clause 6.1 (Issuer to pay Principal Paying Agent).

7.6	Interest

Interest shall accrue for the purpose of sub-clause 7.5.2 of Clause 7.5 (Reimbursement by Issuer) (as well after as before judgment) on the basis of a year of 360 days and the actual number of days elapsed and at the rate per annum which is the aggregate of 1% per annum and the rate per annum specified by the Principal Paying Agent as reflecting its cost of funds for the time being in relation to the unpaid amount.

7.7	Partial payments

If at any time and for any reason a Paying Agent makes a partial payment (except as a result of a deduction of tax permitted by the Conditions) in respect of the Permanent Global Bond or any Definitive Bond or Coupon presented for payment to it, such Paying Agent shall enface thereon a statement indicating the amount and date of such payment.

8.	AGENTS TO ACT FOR TRUSTEE

If any Event of Default or Potential Event of Default occurs, the Agents shall, if so required by notice given by the Trustee to the Issuer and the Agents (or such of them as are specified by the Trustee), until otherwise instructed by the Trustee:

8.1.1	act thereafter as the agents of the Trustee in relation to payments to be made by or on behalf of the Trustee under the Trust Deed (save that the Trustee’s liability for the indemnification of any of the Agents shall be limited to the amounts for the time being held by the Trustee on the trusts of the Trust Deed and available to the Trustee for such purpose) and thereafter to hold all Definitive Bonds and Coupons and all sums, documents and records held by them in respect of the Bonds on behalf of the Trustee; and/or

8.1.2	deliver up all Definitive Bonds and Coupons and all sums, documents and records held by them in respect of the Bonds to the Trustee or as the Trustee shall direct in such notice; provided, however, that such notice shall not be deemed to apply to any document or record which any Agent is obliged not to release by any law or regulation.

9.	REDEMPTION

9.1	Notice of Redemption

9.1.1	If the Issuer intends to redeem the Bonds under Condition 5(b) (Redemption at the option of the Issuer) or Condition 5(c) (Redemption for tax reasons) or notice is required to be given to the Bondholders under Condition 5(d) (Redemption for Change of Control) or Condition 5(e) (Redemption for gaming licence reasons), it shall, at least 14 days before the latest date for the publication of the notice of redemption required to be given to Bondholders in accordance with Condition 15 (Notices), give prompt notice in writing of its intention to the Principal Paying Agent and the Trustee stating the date on which such Bonds are to be redeemed and the redemption amount.

9.1.2	On behalf of and at the request and expense of the Issuer, the Principal Paying Agent shall publish the notice in accordance with Condition 15 (Notices), in the form approved by the Issuer, required in connection with such redemption. Such notice shall specify the date fixed for redemption, the redemption amount and the manner in which redemption will be effected. The Principal Paying Agent shall forthwith notify the other Paying Agents of the contents of such notice.

9.2	Redemption for Change of Control

9.2.1	The Issuer will from time to time provide each Paying Agent with sufficient copies of the Put Exercise Notice and each Paying Agent shall make the same available on demand to Bondholders.

9.2.2	The Paying Agent with which a Definitive Bond is deposited pursuant to Condition 5(d) (Redemption for Change of Control) shall hold such Definitive Bond on behalf of the depositing Bondholder (but shall not, save as provided below, release it) until the due date for redemption of the Bonds in respect of which it is issued pursuant to Condition 5(d) (Redemption for Change of Control). On that date, subject as provided below, the relevant Paying Agent shall surrender such Definitive Bonds to itself and treat it as if surrendered by the holder in accordance with the Conditions and (in the case of the Permanent Global Bond) endorse the schedule to such Permanent Global Bond with the principal amount of Bonds to be redeemed and the principal amount of Bonds remaining after such redemption.

9.2.3	If the Bond (or Bonds) represented by the deposited Definitive Bond (or Definitive Bonds) becomes (or become) immediately due and payable before that date, the Paying Agent concerned shall mail such Definitive Bond by uninsured post to, and at the risk of, the relevant Bondholder. At the end of the period for exercising the option in Condition 5(d) (Redemption for Change of Control), each Paying Agent shall promptly notify the Principal Paying Agent of the principal amount of Bonds in respect of which Put Exercise Notices have been deposited with it and will forward such Put Exercise Notices to the Principal Paying Agent.

9.2.4	The Principal Paying Agent shall promptly notify such details and details of the principal amount of Bonds represented by the Permanent Global Bond in respect of which the option in Condition 5(d) (Redemption for Change of Control), has been exercised to the Issuer and the Trustee.

9.3	Effect of Notice of Redemption

Once a notice of redemption pursuant to Condition 5(b) (Redemption at the option of the Issuer) or Condition 5(c) (Redemption for tax reasons) is provided to the Bondholders in accordance with Condition 15 (Notices), or a Put Exercise Notice is duly completed, signed and deposited with any Paying Agent in accordance with Condition 5(d) (Redemption for Change of Control) or Condition 5(e) (Redemption for gaming licence reasons), as the case may be, the Bonds which are the subject of such notice shall, subject to the Conditions, become due and payable on the date of redemption therefor pursuant to Condition 5(b) (Redemption at the option of the Issuer), Condition 5(c) (Redemption for tax reasons) and Condition 5(e) (Redemption for gaming licence reasons) respectively, and in respect of the Put Exercise Notice, on the Put Settlement Date at the redemption price stated in the notice. Upon surrender of any Definitive Bond in respect of such Bond for redemption in accordance with the said notice, such Bond shall be paid by the Issuer at the redemption price determined in accordance with the relevant Condition.

10.	MISCELLANEOUS DUTIES OF THE PAYING AGENTS

10.1	Records

The Principal Paying Agent shall:

10.1.1	maintain a record of the Permanent Global Bond and all Definitive Bonds and Coupons delivered hereunder and of their redemption, payment, cancellation, mutilation, defacement, alleged destruction, theft, loss or replacement (and, in the case of the Permanent Global Bond, exchange thereof for Definitive Bonds); provided, however, that no record need be maintained of the serial numbers of Coupons, save for the serial numbers of Coupons for which replacements have been issued under Clause 5 (Replacement Bonds and Coupons) and unmatured Coupons missing at the time of redemption or other cancellation of the relevant Definitive Bonds and for any subsequent payments against such Coupons;

10.1.2	maintain a record of all confirmations received by it in accordance with Clause 10.3 (Cancellation); and

10.1.3	make such records available for inspection during normal business hours by the Issuer, the other Paying Agents and the Trustee.

10.2	Information from Paying Agents

The Paying Agents shall make available to the Principal Paying Agent such information as is reasonably required for the maintenance of the records referred to in Clause 10.1 (Records).

10.3	Cancellation

The Issuer may from time to time deliver to the Principal Paying Agent Definitive Bonds and unmatured Coupons relating thereto for cancellation, whereupon the Principal Paying Agent shall cancel such Definitive Bonds and Coupons. In addition, the Issuer may from time to time procure the delivery to the Principal Paying Agent of the Permanent Global Bond with instructions to cancel a specified aggregate principal amount of Bonds represented by it (which instructions shall be accompanied by confirmation from CMU that Bonds having such aggregate principal amount may be cancelled), whereupon the Principal Paying Agent shall procure that there is noted on the schedule to the Permanent Global Bond the aggregate principal amount of Bonds so cancelled and the remaining principal amount of the Permanent Global Bond (which shall be the previous principal amount thereof less the aggregate principal amount of the Bonds so cancelled) and shall procure the signature of such notation on its behalf.

10.4	Definitive Bonds and Coupons in Issue

Upon written request (and in any event within three months of such request) after each interest payment date in relation to the Bonds, after each date on which Bonds are cancelled in accordance with Clause 10.3 (Cancellation) and after each date on which the Bonds fall due for redemption in accordance with the Conditions, the Principal Paying Agent shall notify the Issuer, the other Paying Agents and the Trustee (on the basis of the information available to it) of the number of any Definitive Bonds or Coupons against surrender of which payment has been made and of the number of any Definitive Bonds or (as the case may be) Coupons which have not yet been surrendered for payment.

10.5	Forwarding of Communications

The Principal Paying Agent shall promptly forward to the Issuer a copy of any notice or communication addressed to the Issuer by any Bondholder which is received by the Principal Paying Agent.

10.6	Publication of notices

The Principal Paying Agent shall, upon and in accordance with instructions of the Issuer and/or the Trustee received at least 10 days before the proposed publication date, arrange for the publication of any notice which is to be given to the Bondholders and shall supply a copy thereof to each other Agent and the Trustee. Without prejudice to the foregoing and the Conditions, as long as any Bonds are represented by the Permanent Global Bond, the Principal Paying Agent shall, forthwith upon receipt of any notice to the holders from the Issuer, deliver the notice to the persons shown in a CMU Instrument Position Report issued by the CMU on the second Local Banking Day preceding the date of despatch of such notice as holding interests in the Permanent Global Bond.

10.7	Destruction

The Principal Paying Agent may destroy the Permanent Global Bond following its cancellation in accordance with Clause 4.2 (Exchange of Permanent Global Bond for Definitive Bonds) and the Permanent Global Bond and each Definitive Bond or Coupon delivered to or cancelled by it in accordance with sub-clause 7.1.3 of Clause 7.1 (Payments by Paying Agents) or cancelled by it in accordance with Clause 5.3 (Cancellation of mutilated or defaced Bonds) or Clause 10.3 (Cancellation), in which case it shall furnish the Issuer and the Trustee with a certificate of destruction specifying the certificate or serial numbers (if any) of the Permanent Global Bond or Definitive Bonds and the number of Coupons so destroyed.

10.8	Documents available for inspection

The Issuer shall provide to each Agent and the Trustee:

10.8.1	conformed copies of this Agreement and the Trust Deed;

10.8.2	if the provisions of Condition 5(c) (Redemption for tax reasons) become relevant in relation to the Bonds, the documents contemplated under Condition 5(c) (Redemption for tax reasons); and

10.8.3	such other documents as may from time to time be required by the Singapore Exchange Securities Trading Limited to be made available at the Specified Office of the Agent having its Specified Office in Hong Kong.

Each of the Agents shall make available for inspection during normal business hours at its Specified Office the documents referred to above and, upon reasonable request, will allow copies of such documents to be taken.

10.9	Voting Certificates and Block Voting Instructions

Each Paying Agent shall, at the request of any Bondholder, issue Voting Certificates and Block Voting Instructions in a form and manner which comply with the provisions of Schedule 3 to the Trust Deed (Provisions for Meetings of the Bondholders) (except that it shall not be required to issue the same less than 48 hours before the time fixed for any Meeting provided for therein). Each Paying Agent shall keep a full record of Voting Certificates and Block Voting Instructions issued by it and shall give to the Issuer and the Trustee, not less than 24 hours before the time appointed for any Meeting, full particulars of all Voting Certificates and Block Voting Instructions issued by it in respect of such Meeting.

11.	FEES AND EXPENSES

11.1	Fees

The Issuer shall pay to the Principal Paying Agent for the account of the Agents such fees as have been agreed from time to time between the Issuer and the Principal Paying Agent in writing in respect of the services of the Agents hereunder (plus any applicable value added tax).

11.2	Expenses

The Issuer shall on demand reimburse the Principal Paying Agent for all expenses properly incurred by it in the negotiation, preparation and execution of this Agreement, and shall on demand reimburse each Agent for all expenses (including, without limitation, legal fees and any publication, advertising, communication, courier, postage and other out-of-pocket expenses) properly incurred in connection with its services hereunder (plus any applicable value added tax). The Agents shall have no obligation to act or perform any of their respective obligations hereunder if they believe they will incur costs for which they will not be reimbursed.

11.3	Taxes

The Issuer shall pay all stamp, registration and other similar taxes and duties (including any interest and penalties thereon or in connection therewith) which are payable upon or in connection with the execution and delivery of this Agreement, and the Issuer shall indemnify each Agent on demand against any claim, demand, action, liability, damages, cost, loss or expense (including, without limitation, legal fees and any applicable value added tax) which it incurs as a result or arising out of or in relation to any failure to pay or delay in paying any of the same. All payments by the Issuer under this Clause 11 or Clause 12.4 (Indemnity in Favour of the Agents) shall be made free and clear of withholding or deduction for, any taxes, duties, assessments or governmental charges of whatsoever nature imposed, levied, collected, withheld or assessed by the Cayman Islands or any political subdivision or any authority thereof or therein having power to tax, unless such withholding or deduction is required by law. In that event, the Issuer shall pay such additional amounts as will result in the receipt by the relevant Agent of such amounts as would have been received by it if no such withholding or deduction had been required.

12.	TERMS OF APPOINTMENT

12.1	Rights and Powers

Each Agent may, in connection with its services hereunder:

12.1.1	except as ordered by a court of competent jurisdiction or otherwise required by law and regardless of any notice of ownership, trust or any other interest therein, any writing thereon or any notice of any previous loss or theft thereof, but subject to sub-clause 7.1.1 of Clause 7.1 (Payments by Paying Agents), treat the holder of any Permanent Global Bond, Definitive Bond or Coupon as its absolute owner for all purposes and make payments thereon accordingly;

12.1.2	assume that the terms of the Permanent Global Bond and each Definitive Bond and Coupon as issued are correct;

12.1.3	refer any question relating to the ownership of the Permanent Global Bond or any Definitive Bond or Coupon or the adequacy or sufficiency of any evidence supplied in connection with the replacement of the Permanent Global Bond or any Definitive Bond or Coupon to the Issuer for determination by the Issuer and rely upon any determination so made;

12.1.4	rely upon the terms of any notice, communication or other document believed by it to be genuine; and

12.1.5	engage and pay for the advice or services of any lawyers or other experts whose advice or services it considers necessary and rely upon any advice so obtained (and such Agent shall be protected and shall incur no liability as against the Issuer in respect of any action taken, or permitted to be taken, in accordance with such advice and in good faith).

12.2	Extent of Duties

Each Agent shall act solely as agents of the Issuer and the Trustee and each Agent shall only be obliged to perform the duties set out herein and under the Conditions and shall have no implied duties. No Agent shall:

12.2.1	be under any fiduciary duty or other obligation towards or have any relationship of agency or trust for or with any person other than the Issuer and the Trustee; or

12.2.2	be responsible for or liable in respect of the legality, validity or enforceability of the Permanent Global Bond or any Definitive Bond or Coupon or any act or omission of any other person (including, without limitation, any other Paying Agent).

12.3	Freedom to Transact

Each Paying Agent may purchase, hold and dispose of Bonds and Coupons and may enter into any transaction (including, without limitation, any depository, trust or agency transaction) with any holders of Bonds or Coupons or with any other person in the same manner as if it had not been appointed as the agent of the Issuer in relation to the Bonds.

12.4	Indemnity in Favour of the Agents

The Issuer shall unconditionally and irrevocably covenant and undertake that it will, on demand by each of the Agents, indemnify such party, its directors, officers, employees and agents (each an “indemnified party”) in full at all times against any loss, liability, cost, claim, action, proceeding, demand, penalty, damages or expense disbursement (including, but not limited to, all costs, charges and expenses paid or incurred in disputing or defending or investigating any claim or liability with respect to any of the foregoing), and other liabilities whatsoever (the “Losses”) which any of them may incur or which may be made against it, as a result of or in connection with, (a) its appointment or involvement hereunder or the exercise of any of their powers or duties hereunder or the taking of any acts in accordance with the terms of this Agreement or its usual practice; (b) this Agreement; or (c) any instruction or other direction upon which such Agent may rely under this Agreement, as well as the costs and expenses incurred by an indemnified party of defending itself against or investigating any claim or liability with respect to the foregoing provided that this indemnity shall not apply in respect of an indemnified party to the extent but only to the extent that any such Losses incurred or suffered by or brought against such indemnified party arises directly from the fraud, wilful misconduct or gross negligence of such indemnified party. Each indemnified party (other than any Agent) shall have the right under the Contracts (Rights of Third Parties) Act 1999 to enforce its rights against the Issuer under this Clause 12.4. Save as provided in this Clause 12.4, an indemnified party (other than the Trustee) will not be entitled directly to enforce their rights against the Issuer under this Agreement, under the Contracts (Rights of Third Parties) Act 1999 or otherwise. The Trustee, Agents and the Issuer may agree to terminate this Agreement or vary any of its terms without the consent of any such indemnified party. The parties hereto acknowledge that the foregoing indemnities shall survive the resignation or removal of such Agent or the termination of this Agreement.

12.5	Consequential Damages Disclaimer

Notwithstanding any provision of this Agreement to the contrary, the Agents shall not in any event be liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), whether or not foreseeable, even if the Agents are actually aware of or have been advised of the likelihood of such loss or damage and regardless of whether the claim for such loss or damage is made in negligence, for breach of contract or otherwise. The provisions of this Clause 12.5 shall survive the termination or expiry of this Agreement or the resignation or removal of the Agents.

12.6	No Implicit Duties

The Agents shall be obliged to perform such duties and only such duties as are set out in this Agreement and the Conditions and no implied duties or obligations shall be read into this Agreement or the Conditions against any of the Agents.

12.7	No Inquiry

The Agents may rely upon and shall not be liable for acting or refraining from acting upon any written notice, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper party or parties. The Agents shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document.

12.8	Illegality

In the event that the Agents shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands from the Issuer, that in its opinion, conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action until it is directed in writing by a final order or judgment of a court of competent jurisdictions.

12.9	Instruction in Writing

Notwithstanding anything to the contrary contained in this Agreement, none of the Agents shall be obliged to act or omit to act in accordance with any instruction, direction or request delivered to them by the Issuer unless such instruction, direction or request is delivered to such Agents in writing. Each of the Agents may, in connection with its services hereunder, rely upon the terms of any notice, communication or other document believed by it to be genuine.

12.10	Shortfall

If the Principal Paying Agent shall make payment in respect of any of the Bonds before it has received or has been made available to its order the amount so paid, the Issuer shall from time to time on demand pay to the Principal Paying Agent, in addition to the amount which should have been paid hereunder, interest on such shortfall calculated on a 360 day year basis and the actual number of days elapsed and at the rate per annum which is the aggregate of 1% per annum and the rate per annum specified by the Principal Paying Agent as reflecting its cost of funds which shall not exceed its best lending rate for the time being in relation to the unpaid amount.

12.11	No Liability for Interest

The Agent shall not be under any liability for interest on any moneys at any time received by it pursuant to any of the provisions of this Agreement or of the Bonds and applied by it in accordance with the provisions hereof, except as otherwise provided hereunder or agreed in writing.

12.12	Delegations

The Agents may execute any of its powers and perform any of its duties hereunder directly or through delegates or attorneys and may consult with counsel, accountants and other skilled persons to be selected and retained by it. The Agents shall not be liable for the acts of such delegates or attorneys, or for anything done, suffered or omitted by it in accordance with the advice or opinion of any such counsel, accountants or other skilled persons.

12.13	Expert Advice

The Agent shall engage and consult, at the expense of the Issuer with any legal adviser and professional adviser selected by it in connection with the performance of its duties hereunder and rely upon any advice so obtained and each of the Agents and each of their respective directors, officers, employees and duly appointed agents shall be protected and shall not be liable in respect of any action taken, or omitted to be done or suffered to be taken, in accordance with such advice.

12.14	Not Liable for Actions

The Agents shall not be liable for any action taken or omitted by it except to the extent that a court of competent jurisdiction determines that the Agent’s gross negligence or willful misconduct was the primary cause of any loss to the Issuer.

12.15	Review

At the request of the Agents, the parties to this Agreement may from time to time during the continuance of this Agreement review the commissions agreed initially with a view to determining whether the parties can mutually agree upon any changes to the commissions.

12.16	Amendment / Modification

This Agreement may be amended by all of the parties, without the consent of any Bondholder or Couponholder, either (1) for the purpose of curing any ambiguity or of curing, correcting or supplementing any defective provision contained in this Agreement or (2) in any manner which the parties may mutually deem necessary or desirable and which shall not be inconsistent with the Conditions and shall not be materially prejudicial to the interests of the Bondholders.

12.17	Anti-Money Laundering and Terrorism

The Agent may take and instruct any delegate to take any action which it in its sole discretion considers appropriate so as to comply with any applicable law, regulation, request of a public or regulatory authority or any Deutsche Bank Group policy which relates to the prevention of fraud, money laundering, terrorism or other criminal activities or the provision of financial and other services to sanctioned persons or entities. Such action may include but is not limited to the interception and investigation of transactions on the depositor’s accounts (particularly those involving the international transfer of funds) including the source of the intended recipient of fund paid into or out of the depositor’s accounts. In certain circumstances, such action may delay or prevent the processing of the depositor’s instructions, the settlement of transactions over the depositor’s accounts or the Agent’s performance of its obligations under this Agreement. Where possible, the Agent will endeavour to notify the depositor of the existence of such circumstances. Neither the Agent nor any delegate will be liable for any loss (whether direct or consequential and including, without limitation, loss of profit or interest) caused in whole or in part by any actions which are taken by the Agent or any delegate pursuant to this Clause. For the purposes of this Clause, the “Deutsche Bank Group” means Deutsche Bank AG, its subsidiaries and associated companies.

12.18	Force Majeure

Notwithstanding anything to the contrary in this Agreement, no Agent shall in any event be liable for any failure or delay in the performance of its obligations hereunder if it is prevented from so performing its obligations by any circumstances beyond the control of such Agent, including without limitation, existing or future law or regulation, any existing or future act of governmental authority, Act of God, flood, war whether declared or undeclared, terrorism, riot, rebellion, civil commotion, strike, lockout, other industrial action, general failure of electricity or other supply, aircraft collision, technical failure, accidental or mechanical or electrical breakdown, computer failure or failure of any money transmission system.

13.	CHANGES IN AGENTS

13.1	Resignation

Any Agent may resign its appointment upon not less than 45 days’ notice to the Issuer (with a copy to the Trustee and, in the case of an Agent other than the Principal Paying Agent, to the Principal Paying Agent); provided, however, that:

13.1.1	if such resignation would otherwise take effect less than 45 days before or after the maturity date or other date for redemption of the Bonds or any interest payment date in relation to the Bonds, it shall not take effect until the thirtieth day following such date; and

13.1.2	in the case of the Principal Paying Agent or a Required Paying Agent, such resignation shall not take effect until a successor has been duly appointed consistently with Clause 13.4 (Additional and Successor Agents) or Clause 13.5 (Agents may Appoint Successors) and notice of such appointment has been given to the Bondholders.

13.2	Revocation

The Issuer may (with the prior written approval of the Trustee) revoke its appointment of any Agent by not less than 30 days’ notice to such Agent (with a copy, in the case of an Agent other than the Principal Paying Agent, to the Principal Paying Agent); provided, however, that, in the case of the Principal Paying Agent or any Required Paying Agent, such revocation shall not take effect until a successor has been duly appointed consistently with Clause 13.4 (Additional and Successor Agents) or Clause 13.5 (Agents may Appoint Successors) and previously approved in writing by the Trustee and notice of such appointment has been given to the Bondholders.

13.3	Automatic Termination

The appointment of any Agent shall terminate forthwith if (a) such Agent becomes incapable of acting, (b) a secured party takes possession, or a receiver, manager or other similar officer is appointed, of the whole or any part of the undertaking, assets and revenues of such Agent, (c) such Agent admits in writing its insolvency or inability to pay its debts as they fall due, (d) an administrator or liquidator of such Agent or the whole or any part of the undertaking, assets and revenues of such Agent is appointed (or application for any such appointment is made), (e) such Agent takes any action for a readjustment or deferment of any of its obligations or makes a general assignment or an arrangement or composition with or for the benefit of its creditors or declares a moratorium in respect of any of its indebtedness, (f) an order is made or an effective resolution is passed for the winding-up of such Agent or (g) any event occurs which has an analogous effect to any of the foregoing. If the appointment of the Principal Paying Agent or any Required Paying Agent is terminated in accordance with the preceding sentence, the Issuer shall forthwith appoint a successor in accordance with Clause 13.4 (Additional and Successor Agents).

13.4	Additional and Successor Agents

The Issuer may (with the prior written approval of the Trustee) appoint a successor principal paying agent and additional or successor paying agents and shall forthwith give notice of any such appointment to the continuing Agents, the Bondholders and the Trustee, whereupon the Issuer, the continuing Agents, the Trustee and the additional or successor principal paying agent or paying agent shall acquire and become subject to the same rights and obligations between themselves as if they had entered into an agreement in the form mutatis mutandis of this Agreement.

13.5	Agents may Appoint Successors

If any Agent gives notice of its resignation in accordance with Clause 13.1 (Resignation) and by the tenth day before the expiry of such notice a successor has not been duly appointed in accordance with Clause 13.4 (Additional and Successor Agents), the Agent may itself, following such consultation with the Issuer as is practicable in the circumstances, appoint as its successor any reputable and experienced financial institution and give notice of such appointment to the Issuer, the remaining Agents, the Trustee and the Bondholders, whereupon the Issuer, the remaining Agents, the Trustee and such successor shall acquire and become subject to the same rights and obligations between themselves as if they had entered into an agreement in the form mutatis mutandis of this Agreement.

13.6	Release

Upon any resignation or revocation taking effect under Clause 13.1 (Resignation) or 13.2 (Revocation) or any termination taking effect under Clause 13.3 (Automatic Termination), the relevant Agent shall:

13.6.1	be released and discharged from its obligations under this Agreement (save that it shall remain entitled to the benefit of and subject to Clause 11.3 (Taxes), Clause 12 (Terms of Appointment) and Clause 13 (Changes in Agents));

13.6.2	in the case of the Principal Paying Agent, deliver to the Issuer and to its successor a copy, certified as true and up-to-date by an officer or authorised signatory of the Principal Paying Agent, of the records maintained by it in accordance with Clause 10.1 (Records); and

13.6.3	forthwith (upon payment to it of any amount due to it in accordance with Clause 11 (Fees and Expenses) or Clause 12.4 (Indemnity in Favour of the Agents)) transfer all moneys and papers (including any unissued Bonds held by it hereunder and any documents held by it pursuant to Clause 10.8 (Documents available for inspection)) to its successor and, upon appropriate notice, provide reasonable assistance to its successor for the discharge of its duties and responsibilities hereunder.

13.7	Merger

Any corporation into which any Agent is merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which such Agent is a party shall, to the extent permitted by applicable law, be the successor to such Agent without the execution or filing of any papers or any further formality, whereupon the Issuer and the other Agents and such successor shall acquire and become subject to the same rights and obligations between themselves as if they had entered into an agreement in the form mutatis mutandis of this Agreement. Notice of any such merger or conversion shall forthwith be given by such successor to the Issuer, the other Agents, the Trustee (if applicable) and the Bondholders.

13.8	Changes in Specified Offices

If any Agent decides to change its Specified Office (which may only be effected within the same city unless the prior written approval of the Issuer has been obtained), it shall give notice to the Issuer (with a copy to the Trustee and the other Agents) of the address of the new Specified Office stating the date on which such change is to take effect, which date shall be not less than 30 days after the date of such notice. The Issuer shall at its own expense not less than 14 days prior to the date on which such change is to take effect (unless the appointment of the relevant Agent is to terminate pursuant to any of the foregoing provisions of this Clause 13 on or prior to the date of such change) give notice thereof to the Bondholders.

14.	CMU

14.1	CMU Membership

Each of the Principal Paying Agent and the CMU Lodging Agent confirms that it is a CMU Member pursuant to a CMU Membership Agreement dated 11 January 1994 (the “Membership Agreement”) and is aware of and in compliance with the terms of the CMU Rules.

14.1.1	CMU Lodging Agent

The CMU Lodging Agent, acting as lodging agent (as such term is defined in the CMU Rules) on behalf of the Issuer, will lodge the Permanent Global Bond with a sub-custodian of CMU, and the Principal Paying Agent will be nominated as paying agent to receive notification from CMU in respect of interests in the Permanent Global Bond credited to Accountholders with CMU prior to the Interest Payment Dates of the Bonds and the maturity date of the Permanent Global Bond in respect of the Bonds.

14.1.2	CMU Rules apply

It is understood that, once the Permanent Global Bond is lodged with CMU, the terms of the CMU Rules will apply to the Permanent Global Bond and to all transactions and operations effected through CMU in relation to the Permanent Global Bond including transactions relating to the lodgement, withdrawal or redemption of the Permanent Global Bond and in particular (but without limiting the generality of the foregoing):

(a)	that CMU and its servants and agents are, with the limited exceptions expressly provided in the Membership Agreement, exempt from liability caused directly or indirectly by the operation of CMU and CMU is entitled without liability to act without further enquiry on instructions or information or purported instructions or information received through CMU or otherwise in accordance with the CMU Rules; and

(b)	that CMU is under no liability to any person (whether or not a member of CMU) as a result of any actual or alleged defect or irregularity with respect to the Permanent Global Bond lodged with or held in CMU, any signature or purported signature appearing on the Permanent Global Bond, any disposition or purported disposition of the Permanent Global Bond or any inconsistency of the Permanent Global Bond with the details specified in respect of the Permanent Global Bond in CMU.

14.2	Authorisation of Principal Paying Agent and CMU Lodging Agent

The Issuer authorises the Principal Paying Agent and CMU Lodging Agent to, on its behalf, do all such acts and things and execute all such documents as may be required to enable the Principal Paying Agent and CMU Lodging Agent fully to observe and perform its obligations under this Agreement, its Membership Agreement and the CMU Rules and to enter into any arrangement which it considers proper in connection with the lodgement with CMU of the Permanent Global Bond, the holding of the Permanent Global Bond in CMU, payments under and the redemption of the Permanent Global Bond, including (but without limiting the generality of the foregoing):

14.2.1	authenticating the Permanent Global Bond (including authentication on withdrawal from CMU) and

14.2.2	making payments in respect of the Permanent Global Bond in the manner prescribed by the CMU Rules,

provided that the Principal Paying Agent and CMU Lodging Agent shall, to the extent practicable, consult with the Issuer before it takes such actions or inform the Issuer of such actions as soon as practicable after taking such actions.

14.3	No Presentment

It is acknowledged that, under the terms of the CMU Rules, no further or other demand or presentment for payment of the Permanent Global Bond lodged with CMU shall be required other than the credit of interests in the Permanent Global Bond to the relevant CMU accounts of CMU members (whether acting on their own behalf or as paying agent) in accordance with the CMU Rules and, so long as the Permanent Global Bond is held by CMU, the Issuer, Principal Paying Agent and CMU Lodging Agent waive the requirements for any further or other demand or presentment for payment.

14.4	Payments through CMU

It is agreed that the obligations of the Principal Paying Agent and CMU Lodging Agent to make payments upon presentation or surrender to it of any Bond shall be suspended for so long as the Permanent Global Bond representing the Bonds is held by CMU and that while the Permanent Global Bond is held by or on behalf of CMU, the Paying Agents shall make payments to the person(s) confirmed to the Principal Paying Agent and CMU Lodging Agent by or on behalf of CMU prior to any relevant payment date as being credited with the interest(s) in the Permanent Global Bond in accordance with the terms of the CMU Rules, in each case unless otherwise provided in the Permanent Global Bond. In accordance with the CMU Rules, the Principal Paying Agent will be notified prior to the Permanent Global Bond being withdrawn from CMU. Upon such notification, the Principal Paying Agent and CMU Lodging Agent shall arrange to make such endorsements to the Permanent Global Bond as would have been made if it had not been lodged with CMU or otherwise so as to confirm that all payments on the Permanent Global Bond have been made up to the date of withdrawal from CMU. Upon payment in full of the Permanent Global Bond which is held by CMU, the Principal Paying Agent and CMU Lodging Agent shall withdraw, or cause to be withdrawn, the Permanent Global Bond from CMU, make the endorsements to the Permanent Global Bond as provided above and cancel it forthwith subject to any applicable CMU Rules.

14.5	Benefit

The confirmations and acknowledgements in this Agreement are given for the benefit of the Issuer, the Principal Paying Agent, the CMU Lodging Agent and CMU and its servants and agents.

15.	NOTICES

15.1	Addresses for notices

All notices and communications hereunder shall be made in writing (by letter or fax) and shall be sent as follows:

15.1.1	if to the Issuer, to it at:

Melco Crown Entertainment Limited
36/F, The Centrium
60 Wyndham Street
Central
Hong Kong

	Fax:	+852 2230 9438
	Attention:	Chief Legal Officer

15.1.2	if to an Agent, to it at the address or fax number specified against its name in Schedule 1 (Specified Offices of the Agents) (or, in the case of an Agent not originally a party hereto, specified by notice to the parties hereto at the time of its appointment) for the attention of the person or department specified therein;

15.1.3	if to the Trustee, to it at:

DB Trustees (Hong Kong) Limited
Level 52, International Commerce Centre
1 Austin Road West, Kowloon
Hong Kong

Fax : +852 2203 7320

Attention: The Directors

or, in any case, to such other address or fax number or for the attention of such other person or department as the addressee has by prior notice to the sender specified for the purpose.

15.2	Effectiveness

Every notice or communication sent in accordance with Clause 15.1 (Addresses for notices) shall be effective, if sent by letter or fax, upon receipt by the addressee;

provided, however, that any such notice or communication which would otherwise take effect after 4.00 p.m. on any particular day shall not take effect until 10.00 a.m. on the immediately succeeding business day in the place of the addressee.

15.3	Notices to Bondholders

Any notice required to be given to Bondholders under this Agreement shall be given in accordance with the Conditions; provided, however, that, so long as all the Bonds are represented by the Permanent Global Bond, notices to Bondholders shall be given in accordance with the terms of the Permanent Global Bond.

15.4	Notices in English

All notices and other communications hereunder shall be made in the English language or shall be accompanied by a certified English translation thereof. Any certified English translation delivered hereunder shall be certified a true and accurate translation by a professionally qualified translator or by some other person competent to do so.

16.	LAW AND JURISDICTION

16.1	Governing law

This Agreement and all non-contractual obligations arising out of or in connection with this Agreement shall be governed by, and shall be construed in accordance with, English law.

16.2	English courts

Subject to Clause 16.3 (Rights of the Agents and the Trustee to take proceedings outside England), the courts of England are to have exclusive jurisdiction to settle any dispute (a “Dispute”) which may arise out of or in connection with this Agreement (including any dispute relating to any non-contractual obligations arising out of or in connection with these with this Agreement) and accordingly any legal action or proceedings arising out of or in connection with this Agreement (“Proceedings”) (including any Proceedings relating to any non-contractual obligations arising out of or in connection with these with this Agreement) may be brought in such courts. The Issuer irrevocably submits to the jurisdiction of such courts and waives any objections to Proceedings in such courts on the ground of venue or on the ground that the Proceedings have been brought in an inconvenient forum.

16.3	Rights of the Agents and the Trustee to take proceedings outside England

Clause 16.2 (English courts) is for the benefit of the Agents and the Trustee only. As a result, nothing in this Clause 16 prevents the Agents or the Trustee from taking Proceedings in any other courts with jurisdiction. To the extent allowed by law, the Agents or the Trustee may take concurrent Proceedings in any number of jurisdictions.

16.4	Service of process

The Issuer irrevocably appoints Law Debenture Corporate Services Limited, to receive, for it and on its behalf, service of process in any Proceedings in England.

Such service shall be deemed completed on delivery to such process agent (whether or not it is forwarded to and received by the Issuer). If for any reason such process agent ceases to be able to act as such or no longer has an address in England, the Issuer irrevocably agrees to appoint a substitute process agent acceptable to the Trustee and Agents and shall immediately notify the Trustee and Agents of such appointment. Nothing shall affect the right to serve process in any other manner permitted by law.

16.5	Contracts (Rights of Third Parties) Act 1999

Save as provided for under Clause 12.4 above, a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement, but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

17.	MODIFICATION

This Agreement may be amended by further agreement among the parties hereto and without the consent of the Bondholders.

18.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original. Any party may enter into this Agreement by signing any such counterpart.

AS WITNESS the hands of the duly authorised representatives of the parties hereto the day and year first before written.

SCHEDULE 1

SPECIFIED OFFICES OF THE AGENTS

The CMU Lodging Agent:

Deutsche Bank AG, Hong Kong Branch

Level 52, International Commerce Centre

1 Austin Road West, Kowloon

Hong Kong

Fax : +852 2203 7320

Attention: Trust & Securities Services

The Principal Paying Agent and Paying Agent:

Deutsche Bank AG, Hong Kong Branch

Level 52, International Commerce Centre

1 Austin Road West, Kowloon

Hong Kong

Fax : +852 2203 7320

Attention: Trust & Securities Services

SCHEDULE 2

FORM OF PUT EXERCISE NOTICE

MELCO CROWN ENTERTAINMENT LIMITED

RMB2,300,000,000 3.75% Bonds due 2013

By depositing this duly completed Put Exercise Notice with a Paying Agent for the Bonds the undersigned holder of such of the Bonds as are represented by the Definitive Bond surrendered with this Notice and referred to below irrevocably exercises its option to have such Bonds redeemed on [Put Settlement Date] under Condition 5(d) (Redemption for Change of Control).

This Put Exercise Notice relates to Definitive Bonds representing Bonds in the aggregate principal amount of RMB          The identifying numbers of such Definitive Bonds are as follows:

If any Definitive Bond issued in respect of the Bonds referred to above is to be returned(1) to the undersigned under Clause 9.2 of the Agency Agreement entered into by the Issuer in respect of the Bonds, it will be returned by post to the address of the Bondholder appearing below.

All notices and communications relating to this Put Exercise Notice should be sent to the address specified below:

Name of holder:

Contact details:

Payment in respect of the above-mentioned Bonds will be made in accordance with the Conditions of the Bonds.

Dated:

Signature:

Name:

[To be completed by recipient Agent]

Received by:

[Signature and stamp of Agent]

At its office at:

On:

Notes:

(1)	Definitive Bonds so returned will be sent by post, uninsured and at the risk of the Bondholder.
(2)	This Redemption Notice is not valid unless all of the paragraphs requiring completion are duly completed.
(3)	The Agent with whom Definitive Bonds are deposited will not in any circumstances be liable to the depositing Bondholder or any other person for any loss or damage arising from any act, default or omission of such Agent in relation to such Definitive Bonds or any of them.

SIGNATURES

The Issuer

MELCO CROWN ENTERTAINMENT LIMITED

By:	/s/ Geoffrey Stuart Davis
Geoffrey Stuart Davis

[Signature page to Paying Agency Agreement]

The CMU Lodging Agent

DEUTSCHE BANK AG, HONG KONG BRANCH

By:	/s/ Christina Nip	By:	/s/ Choi Siu Ling
	Christina Nip		Choi Siu Ling
	Authorised Signatory		Authorised Signatory

The Principal Paying Agent

DEUTSCHE BANK AG, HONG KONG BRANCH

By:	/s/ Christina Nip	By:	/s/ Choi Siu Ling
	Christina Nip		Choi Siu Ling
	Authorised Signatory		Authorised Signatory

The Trustee

DB TRUSTEES (HONG KONG) LIMITED

By:	/s/ Christina Nip	By:	/s/ Choi Siu Ling
	Christina Nip		Choi Siu Ling
	Authorised Signatory		Director

[Signature page to Paying Agency Agreement]